AGREEMENT
                                  ---------

        This agreement made and entered into on October 29, 1999, by and between Ace Hardware Corporation, a Delaware corporation, with its principal office located at 2200 Kensington Court, Oak Brook, Illinois 60523-2100 (the "Company"), and William A. Loftus residing at 27W690 Brookside, Winfield, Illinois 60190 ("Loftus").

                             W I T N E S S E T H :

	WHEREAS Loftus has served the Company continuously during the past twenty three years and currently holds the position of Executive Vice President, Retail with the Company; and

        WHEREAS Loftus desires to voluntarily retire as an employee of the Company as of December 31, 1999 and, in order to continue to benefit from Loftus's experience and expertise as an executive in the hardlines wholesale industry the Company desires to enter into this Agreement providing for the retention by the Company from such retirement date of the services of Loftus is an advisory and consulting capacity until December 31, 2000, renewable upon mutual written consent, (the "Advisory Period"); and

	WHEREAS the Company further desires to prevent any other competitive business from utilizing the experience and know-how of Loftus with regard to the Company's business;

	NOW, THEREFORE, in consideration of the foregoing and of the past services rendered by Loftus to the Company and his undertakings hereinafter referred to, IT IS HEREBY AGREED by and between the Company and Loftus as follows:

        1. Loftus shall continue in the employ of the Company until and including December 31, 1999 and will voluntarily retire from the employment of the Company as of January 1, 2000. During the remaining period of his employment, the compensation and all of the terms and conditions of Loftus's employment shall be the same as are applicable in his separate employment contract, which shall terminate on December 31, 1999 at the time Loftus commences retirement.

        2. During the Advisory Period Loftus shall furnish to the Company such advisory and consulting services as the President or his designee shall reasonably require from time to time. The scheduling of such services shall be arranged in such a manner as not to conflict with any prior commitments which Loftus may have made which make him unavailable to perform services for the Company at certain intervals of reasonable duration's. Such services are anticipated to involve new business opportunities (including conversions, joint ventures, and key NHS accounts) and not to exceed one week per month. In addition to the above provision, Loftus shall attend the Spring and Fall Shows in 2000. It is expected that he will be in attendance for not less than 4 days at each Show.

        3. The Company agrees, subject to the conditions herein set forth, to pay to Loftus (in addition to all pension and other similar payments and other benefits to which he may be entitled on account of his service to the Company prior to his retirement) the aggregate sum of Ninety Six Thousand Dollars ($96,000). Such sum shall be in monthly installments at month end, commencing January 31, 2000.

        4. During the Advisory Period, Loftus shall perform his services hereunder for the Company as an independent contractor and will be permitted to engage in any business and perform services for his own account except as prohibited in Paragraph 6 herein. Any services performed by Loftus for his own account shall be scheduled by him in such a manner as not to interfere with his availability upon reasonable notice to perform such services as the Company shall reasonably require of him hereunder. In the event that Loftus shall be requested to perform services in excess of one (1) week per month plus attendance at two (2) Ace conventions within the year during the Advisory Period, he shall be paid an additional sum for such services performed based upon the value of the services as determined by the parties prior to performance. Any such additional payments shall not reduce the aggregate amount to be paid to Loftus as set forth in Paragraph 3.

        5. For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, programs, procedures, models, manuals, financial data, lists of actual or potential customers, dealers or suppliers of the Company, and any information regarding the Company's marketing, sales or dealer network or plans, which is not generally known to the public through legitimate origins. The Company and Loftus acknowledge and agree that such Confidential Information is extremely valuable to the Company and shall be deemed to be a "Trade Secret" pursuant to the Illinois Trade Secrets Act.

	Loftus will not during, or after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for Loftus's personal benefit or for the benefit of any competitor of the Company, any Confidential Information.

	Upon termination of this Agreement with the Company for any reason, Loftus will promptly deliver to the Company all documents concerning the Company's customers, dealers, dealer network, marketing strategies, plans, products or processes and/or which contain Confidential Information.

	Loftus agrees that during the Advisory Period and during any further period for which monthly payments to Loftus are provided for hereunder, he shall not, directly or indirectly, render any services of an advisory nature to or otherwise become employed by or participate or engage in any competing business, without the prior written consent of the Company.

	Any notice to be given by Loftus under this Agreement shall be sent by certified mail to the Company at its office at 2200 Kensington Court, Oak Brook, Illinois, marked to the attention of the Company's President, and any notice from Company to Loftus shall be sent by registered mail to Loftus at 27W690 Brookside, Winfield, Illinois. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the above terms.

	In the event that Loftus breaches any of the terms of Paragraph 5 of this Agreement, Loftus stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to retrain any violation of Paragraph 5 of this Agreement and for such further relief as the court may deem just and proper.

        6. In the event of any violation by Loftus of any of the provisions of Paragraph 5 which could or does result in material detriment to the Company, the Company's obligation to pay to Loftus the then-remaining unpaid portion of the aggregate sum set forth in Paragraph 3, if any, shall thereupon cease, and all payment theretofore made by the Company to Loftus under this Agreement shall constitute payment in full for all services performed by him during the Advisory Period.

        7. In the event that, during any month within the Advisory Period, Loftus refuses to perform, or refrains from performing, any service which the Company feels has been reasonably requested of him and he persists and continues in such course of action for more than three (3) days from the date of mailing of written notice to him of the Company's determination that such refusal to perform or such act of refraining from performing constitutes an unreasonable breach of his obligations to the Company hereunder, a portion of the aggregate sum set forth in Paragraph 3 equal to the monthly installment next payable shall be deemed to have been forfeited by Loftus, and the Company shall have no obligation to make payment of such amount at any time to Loftus or his surviving heirs, distributees or personal representative.

        8. In the event that, during any month within the Advisory Period, Loftus is unable to perform due to death or disability, this Agreement shall terminate; and the Company shall pay to Loftus or his surviving heirs, distributees or legal representative a pro-rata share of the monthly installment from the beginning of the month to death or disability, and the Company shall; have no further obligation to make payments.

        9. It is recognized that during the Advisory Period, Loftus may have to incur certain reasonable out-of-pocket expenses incident to his performance of advisory and consulting services hereunder. The Company agrees to reimburse Loftus for all such expenses which are incurred by him pursuant to directions given to him by the Company or which are approved by the Company in advance of their incurrence. This would include, but would not be limited to travel, lodging and meal expense to the Spring and Fall Shows as would be appropriate for a high level executive.

       10. This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Loftus may be entitled as an employee of the Company by reason of his employment through December 31, 1999.

       11. Loftus shall not have the right to assign, transfer or encumber any of the rights or interests under or pursuant to this Agreement.

       12. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns (including, without limitation, any entity which may acquire substantially all of the Company's assets or business or merge or combine with it), and shall also be binding upon and inure to the benefit of Loftus, his heirs, distributees and personal representatives.

       13. The failure of either party hereto to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

       14. This Agreement and the construction, interpretation and enforcement of each of the provisions hereof shall be governed in all respects by the laws of the state of Illinois. IN WITNESS HEREOF, all on the day and year first above written, Ace Hardware Corporation, a Delaware corporation, has caused this Agreement to be executed by its President and CEO, and attested by its Secretary, with its corporate seal affixed, and Loftus has hereunto affixed his hand and seal.

                                     ACE HARDWARE CORPORATION
                                     a Delaware corporation

ATTEST:


____________________________         By: ________________________________
Secretary                                              President and CEO



                                          _______________________________(Seal)
                                            William A. Loftus